Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Inter & Co, Inc.

 (Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(5)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Shares(2) (3), reserved for issuance pursuant to the 2022 Omnibus Incentive Plan	Other(5)	10,028,988	$2.31	(5)	$23,166,962.28	.00011020	$2553.00
Equity	Class A Common Shares(2)(4), reserved for issuance pursuant to the Payments Plan	Other(5)	489,386	$1.92	(5)	$939,621.12	.00011020	$103.55
Equity	Brazilian Depositary Receipts, or “BDRs”(2)	Other	-	-		-	-	-
Total Offering Amounts						$24,106,583.40		$2,656.55
Total Fee Offsets								N/A
Net Fee Due								$2,656.55

(1) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional Class A common shares, par value US$0.0000025 per share (“Class A Common Shares”) of Inter & Co, Inc. (the “Registrant”) as may become available for issuance pursuant to the 2022 Omnibus Incentive Plan (the “Plan”) by reason of any share dividend, subdivision, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Class A Common Shares.

(2) Represents Class A Common Shares, that may initially be in the form of BDRs, offered and sold outside of the United States.

(3) Represents Class A Common Shares available for issuance pursuant to the Inter & Co, Inc. 2022 Omnibus Incentive Plan (the “Omnibus Plan”), which includes Class A Common Shares underlying certain awards originally issued under certain legacy equity plans of the Registrant and its subsidiaries and which will be converted into equity awards under the Omnibus Plan.

(4) Represents Class A Common Shares issuable pursuant to 489,386 issued and outstanding stock options granted (“Assumed Awards”) under the Amended and Restated Inter & Co Payments, Inc. 2020 Equity Incentive Plan (the “Payments Plan”), which Assumed Awards were assumed by the Registrant in connection with the transactions by Banco Inter S.A. to transfer its shareholder base to the Registrant.

(5) The Proposed Maximum Offering Price Per Unit of Class A Common Shares has been calculated solely for the purposes of calculating the registration fee required by Section 6(b) of the Securities Act pursuant to Rules 457(c) and 457(h) under the Securities Act. The Proposed Maximum Offering Price Per Unit of Class A Common Shares is based on the sum of (i) the product of 10,028,988 Class A Common Shares reserved for future issuance under the Omnibus Plan and $2.31, the average of the high and low selling prices of the Class A Common Shares of the Registrant on February 6, 2023 as reported on the Nasdaq Global Select Market and (ii) the product of 489,386 Class A Common Shares underlying outstanding stock options granted pursuant to the Payments Plan and $1.92, the weighted average exercise price at which such outstanding stock options may be exercised.

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